EXHIBIT 99.1

INFORMATION AS EXPECTED TO BE INCLUDED IN
2006 PROXY STATEMENT OF
TELEPHONE AND DATA SYSTEMS, INC. (“TDS”)
AS INCORPORATED INTO
TDS ANNUAL REPORT ON FORM 10-K FOR YEAR ENDED DECEMBER 31, 2005

EXPLANATORY NOTE

The following represents information as expected to be included in the proxy statement of TDS for the 2006 annual meeting of shareholders, although some of the information may be updated prior to the filing of the proxy statement. Because such proxy statement has not yet been filed with the Securities and Exchange Commission (“SEC”), such information is being filed as an Exhibit to TDS’s Annual Report on Form 10-K for the year ended December 31, 2005 and incorporated by reference into Part III, Items 10 through 14 thereof.

ELECTION OF DIRECTORS

The terms of all incumbent directors will expire at the 2006 annual meeting.

Elected or Nominated for Election by Holders of Common Shares and Special Common Shares

Name	Age	Position with TDS and Principal Occupation	Served as Director since
Christopher D. O’Leary	47	Nominee for Director of TDS, Executive Vice President, Chief Operating Officer - International, of General Mills	N/A
Mitchell H. Saranow	60	Director of TDS and Chairman of The Saranow Group	2004
Martin L. Solomon	69	Director of TDS and Private Investor	1997
Herbert S. Wander	71	Director of TDS and Partner, Katten Muchin Rosenman LLP, Chicago, Illinois	1968

Elected by Holders of Series A Common Shares and Preferred Shares

Name	Age	Position with TDS and Principal Occupation	Served as Director since
James Barr III	66	Director of TDS and President and Chief Executive Officer of TDS Telecommunications Corporation	1990
LeRoy T. Carlson	90	Director and Chairman Emeritus of TDS	1968
LeRoy T. Carlson, Jr.	59	Director and President and Chief Executive Officer of TDS	1968
Walter C.D. Carlson	52	Director and non-executive Chairman of the Board of TDS and Partner, Sidley Austin LLP, Chicago, Illinois	1981
Letitia G. Carlson, M.D.	45	Director of TDS, Physician and Associate Clinical Professor at George Washington University Medical Center	1996
Sandra L. Helton	56	Director and Executive Vice President and Chief Financial Officer of TDS	1998
Donald C. Nebergall	77	Director of TDS and Consultant	1977
George W. Off	59	Director of TDS and Chairman and Chief Executive Officer of Checkpoint Systems, Inc.	1997

Background of Directors Elected or Nominated for Election by Holders of Common Shares and Special Common Shares

Christopher D. O’Leary  Christopher D. O’Leary was appointed executive vice president, chief operating officer - international, of General Mills, as of June 1, 2006. Before that, he was a senior vice president of General Mills since 1999. In addition, he was the president of the General Mills Meals division between 2001 and 2006 and was president of the Betty Crocker division between 1999 and 2001. Mr. O’Leary joined General Mills in 1997 after a 17-year career with PepsiCo, where his assignments included leadership roles for the Walkers-Smiths business in the United Kingdom and the Hostess Frito-

Lay business in Canada. Mr. O’Leary is being nominated for election to fill the vacancy that exists as a result of the resignation of Kevin A. Mundt. See below.

Mitchell H. Saranow. Mitchell H. Saranow has been the chairman of The Saranow Group, L.L.C., a private investment firm that he founded in 1984, for more than five years. Currently, Mr. Saranow is the chairman and principal investor in LENTEQ, L.P., an early stage equipment manufacturer. Previously, he served as chairman of the board and co-chief executive officer of Navigant Consulting, Inc. from November 1999 to May 2000. Prior to this, Mr. Saranow was chairman and managing general partner of Fluid Management, L.P., a specialty machinery manufacturer, for more than five years. Mr. Saranow is currently on the board of directors of Lawson Products, Inc. and completed his term on the board of directors of North American Scientific Inc. in 2005.

Martin L. Solomon. Martin L. Solomon has been a private investor since 1990. From June 1997 until February 2001, he was chairman of the board of American Country Holdings, Inc., an insurance holding company. He served as a director until April 2002, at which time the company was acquired by Kingsway Financial Services, Inc. Mr. Solomon is currently a director of Hexcel Corporation, a manufacturer of composite materials.

Mr. Solomon was nominated by the TDS Board on May 4, 2006 for election as a director at the 2006 annual meeting. Mr. Solomon has advised TDS that he will stand for election at the 2006 annual meeting, but due to personal reasons, plans to resign from the TDS Board after a search for a qualified successor is completed. TDS is commencing a search for a qualified candidate.

Herbert S. Wander. Herbert S. Wander has been a partner of Katten Muchin Rosenman LLP for more than five years. Katten Muchin Rosenman LLP does not provide legal services to TDS or its subsidiaries.

Background of Directors Elected by Holders of Series A Common Shares and Preferred Shares

James Barr, III. James Barr, III has been President and Chief Executive Officer and a director of TDS Telecommunications Corporation (“TDS Telecom”), a wholly-owned subsidiary of TDS which operates local telephone companies, for more than five years. On February 21, 2006, TDS announced that Mr. Barr will retire from his position as President and Chief Executive Officer of TDS Telecom.  Mr. Barr will step down as President and CEO of TDS Telecom on January 1, 2007. He will remain on TDS Telecom’s payroll until March 23, 2007 and retire on March 24, 2007. Mr. Barr will continue to serve as a director of TDS after his retirement for so long as he continues to be nominated and elected.

LeRoy T. Carlson. LeRoy T. Carlson was elected Chairman Emeritus of TDS in February 2002. Prior to that time, he was Chairman of TDS for more than five years. He is a Director of United States Cellular Corporation (American Stock Exchange listing symbol: USM), a subsidiary of TDS which operates and invests in wireless telephone companies and properties (“U.S. Cellular”). Mr. Carlson is the father of LeRoy T. Carlson, Jr., Walter C.D. Carlson and Letitia G. Carlson, M.D.

LeRoy T. Carlson, Jr. LeRoy T. Carlson, Jr., has been TDS’s President and Chief Executive Officer for more than five years. Mr. LeRoy T. Carlson, Jr. is also Chairman and a Director of U.S. Cellular and TDS Telecom. He is the son of Mr. LeRoy T. Carlson and the brother of Mr. Walter C.D. Carlson and Letitia G. Carlson, M.D.

Walter C.D. Carlson. Walter C.D. Carlson was elected non-executive Chairman of the Board of the board of directors of TDS in February 2002. He has been a partner of Sidley Austin LLP for more than five years and is a member of its executive committee. He is a director of U.S. Cellular. Walter C.D. Carlson is the son of LeRoy T. Carlson and the brother of LeRoy T. Carlson, Jr. and Letitia G. Carlson, M.D. The law firm of Sidley Austin LLP provides legal services to TDS and its subsidiaries on a regular basis. Mr. Carlson does not provide legal services to TDS, U.S. Cellular or their subsidiaries.

Letitia G. Carlson, M.D. Letitia G. Carlson, M.D. has been a physician at George Washington University Medical Center for more than five years. At such medical center, she was an assistant professor between 1992 and 2001 and an assistant clinical professor between 2001 and 2003, and has been an associate clinical professor since 2003. Dr. Carlson is the daughter of LeRoy T. Carlson and the sister of LeRoy T. Carlson, Jr. and Walter C.D. Carlson.

Sandra L. Helton. Sandra L. Helton has been Executive Vice President and Chief Financial Officer for more than five years. Ms. Helton is also a director of U.S. Cellular and TDS Telecom. Ms. Helton is a director of The Principal Financial Group, a global financial institution, and Covance, Inc., a drug development services company.

Donald C. Nebergall. Donald C. Nebergall has been a consultant to companies since 1988, including TDS from 1988 through 2002. Mr. Nebergall was vice president of The Chapman Company, a registered investment advisory company located in Cedar Rapids, Iowa, from 1986 to 1988. Prior to that, he was the chairman of Brenton Bank & Trust Company, Cedar Rapids, Iowa, from 1982 to 1986, and was its president from 1972 to 1982.

George W. Off. George W. Off was appointed chairman and chief executive officer of Checkpoint Systems, Inc., a New York Stock Exchange listed company in August 2002. Checkpoint Systems, Inc. is a multinational manufacturer and marketer of integrated system solutions for retail security, labeling and merchandising. Prior to that time, Mr. Off was chairman of the board of directors of Catalina Marketing Corporation, a New York Stock Exchange listed company, from July 1998 until he retired in July 2000. Mr. Off served as president and chief executive officer of Catalina from 1994 to 1998. Until November 2003, Mr. Off also served as a director of SPAR Group, Inc., a provider of merchandising services for retailers and consumer package goods manufacturers.

The following additional information is provided in connection with the election of directors.

Former Director

Due to other business commitments, Kevin A Mundt resigned from the TDS Board on December 31, 2005. Mr. Mundt was elected director by the holders of Common Shares at the 2005 annual meeting.

Kevin A. Mundt is a general partner and managing director of Vestar Capital Partners, a private equity firm. From 1997 to 2004, he was vice president and director of Mercer Oliver Wyman, f/k/a Mercer Management Consulting, a management consulting firm. Prior to that time, he was a co-founder, and had been a director since 1984, of Corporate Decisions, Inc., a strategy consulting firm, which merged with Mercer Management Consulting in 1997.

Meetings of Board of Directors

The board of directors held nine meetings during 2005. Each incumbent director attended at least 75 percent of the aggregate of the total number of meetings of the board of directors (held during 2005 for which such person has been a director) and the total number of meetings held by all committees of the board on which such person served (during the periods that such person served).

Compensation Committee

On February 21, 2006, the functions of the former compensation committee and long-term compensation committee were reconstituted in a new Compensation Committee. The primary functions of the Compensation Committee are: to discharge the Board’s responsibilities relating to the compensation of the executive officers of Telephone and Data Systems, Inc., (which term does not include United States Cellular Corporation or any of its subsidiaries), including the review of salary, bonus, long-term compensation and all other compensation for officers of the Company; to perform all functions designated to be performed by a committee of the Board under any of the Company’s Long-Term Incentive Plans; to review and recommend to the Board the Long-Term Incentive Plans and programs for employees of the Company, including TDS Telecom; and to report on executive compensation in the

Company’s annual proxy statement or otherwise to the extent required under any applicable rules and regulations. The members of the Compensation Committee are Herbert S. Wander (chairperson) and George W. Off.  A copy of the charter of the Compensation Committee is available on TDS’s web site, www.teldta.com, under Investor Relations—Corporate Governance—Board Committee Charters.

Former Compensation Committee and Long-Term Compensation Committee

On February 21, 2006, the former compensation committee and long-term compensation committee were rescinded and reconstituted into the new Compensation Committee discussed above.

The primary function of the compensation committee was to develop and administer the near term compensation policies and programs for TDS officers and key subsidiary executives, other than the President and CEO of TDS, and to administer long-term compensation for non-executive officers of TDS. The sole member of the compensation committee was LeRoy T. Carlson, Jr., President and CEO of TDS. All actions of the compensation committee were taken by written consent.

The primary function of the long-term compensation committee was to approve all compensation for the President and CEO, consider and approve long-term compensation for TDS executive officers and for the president of TDS Telecom, and review and recommend to the board of directors any long-term compensation programs for TDS employees. The members of the long-term compensation committee were Herbert S. Wander (chairperson), Letitia G. Carlson, M.D. and George W. Off. All meetings of the long-term compensation committee in 2005 were attended by each member of the committee during the period that such person served. Certain actions were taken by unanimous written consent.

Audit Committee

The primary function of the Audit Committee is to assist the board of directors in fulfilling its oversight responsibilities with respect to the quality, integrity and annual independent audit of TDS’s financial statements and other matters set forth in the charter for the Audit Committee, a copy of which will be attached to the proxy statement as Exhibit A. A copy of the charter is also available on TDS’s web site, www.teldta.com under Investor Relations—Corporate Governance—Board Committee Charters.

The Audit Committee is currently composed of four members who are not officers or employees of TDS or any parent or subsidiary of TDS and have been determined by the board of directors not to have any other material relationship with TDS that would interfere with their exercise of independent judgment. The board of directors has also determined that such directors qualify as independent under Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Except as required by listing standards or SEC rule, TDS does not have any categorical standards of independence that must be satisfied. The current members of the Audit Committee are George W. Off (chairperson), Donald C. Nebergall, Mitchell H. Saranow and Herbert S. Wander. The board of directors has determined that each of the members of the Audit Committee is “independent” and “financially sophisticated” as such terms are defined by the American Stock Exchange.

The board has made a determination that Mr. Saranow is an “audit committee financial expert” as such term is defined by the SEC.

In accordance with the SEC’s safe harbor rule for “audit committee financial experts,” no member designated as an audit committee financial expert shall (i) be deemed an “expert” for any other purpose or (ii) have any duty, obligation or liability that is greater than the duties, obligations and liability imposed on a member of the board or the audit committee not so designated. Additionally, the designation of a member or members as an “audit committee financial expert” shall in no way affect the duties, obligations or liability of any member of the audit committee, or the board, not so designated.

The Audit Committee held thirteen meetings during 2005.

Corporate Governance Committee

The members of the Corporate Governance Committee are Walter C.D. Carlson (chairperson), LeRoy T. Carlson, Jr. and Martin L. Solomon. The primary function of the Corporate Governance Committee is to advise the board on corporate governance matters, including developing and recommending to the board a set of corporate governance guidelines for TDS. A copy of the charter and the corporate governance guidelines are available on TDS’s web site, www.teldta.com, under Investor Relations—Corporate Governance under “Board Committee Charters” for the charter and under “Corporate Governance Guidelines” for the guidelines.

American Stock Exchange Listing Standards

Because the TDS Common Shares and Special Common Shares are listed on the American Stock Exchange, TDS must comply with listing standards applicable to companies which have equity securities listed on the American Stock Exchange. TDS certifies compliance with such standards to the American Stock Exchange on an annual basis within 30 days after the date of the annual meeting. TDS certified that it was in compliance with all American Stock Exchange listing standards within 30 days of the 2005 annual meeting. Following that time, TDS disclosed that it was not in compliance with certain listing standards. Although TDS previously was not in compliance with listing standards due to its failure to distribute an annual report to shareholders for the year ended December 31, 2005 by April 30, 2006, TDS obtained an extension to complete this by November 14, 2006 and will satisfy such listing standard by including the financial information to the proxy statement as Appendix I. TDS also previously disclosed that it was not in compliance with certain listing standards due to its failure to file with the SEC on a timely basis its quarterly report on Form 10-Q for the quarter ended September 30, 2005, its Form 10-K for the year ended December 31, 2005 and its Form 10-Q for the quarter ending March 31, 2006. In addition, TDS does not expect to file its Form 10-Q for the quarter ended June 30, 2006 on a timely basis. The American Stock Exchange granted TDS an extension until November 14, 2006 to regain compliance with such listing standards and TDS has since filed its quarterly report on Form 10-Q for the quarter ended September 30, 2005 and its Form 10-K for the year ended December 31, 2005. TDS will regain compliance with these listing standards when it has filed with the SEC its Forms 10-Q for the quarter ending March 31, 2006 and June 30, 2006 on or prior to November 14, 2006. TDS does not expect to be current in its SEC filings by the date of its 2006 annual meeting. Accordingly, TDS will not be in compliance with all American Stock Exchange listing standards as of the date of its 2006 annual meeting.

Under listing standards of the American Stock Exchange, TDS is a “controlled company” as such term is defined by the American Stock Exchange. TDS is a controlled company because over 50% of the voting power of TDS is held by the trustees of the TDS Voting Trust. Accordingly, it is exempt from certain listing standards that require listed companies that are not controlled companies to (i) have a board composed of a majority of directors that qualify as independent under the rules of the American Stock Exchange, (ii) have certain compensation approved by a compensation committee comprised solely of directors, or by a majority of directors, that qualify as independent under the rules of the American Stock Exchange, and (iii) have director nominations be made by a committee comprised solely of directors, or by a majority of directors, that qualify as independent under the rules of the American Stock Exchange.

Although not required to do so, TDS has established a Compensation Committee comprised solely of directors that qualify as independent under the rules of the American Stock Exchange.

As a controlled company, TDS is required to have three directors who qualify as independent to serve on the Audit Committee. The TDS Audit Committee has four members: George W. Off, Donald C. Nebergall, Herbert S. Wander and Mitchell H. Saranow. The TDS board of directors has determined that all four members of the TDS Audit Committee do not have any material relationship that would interfere with the exercise of independent judgment and qualify as independent under the listing standards of the American Stock Exchange, as well as the rules of the SEC. In addition, two of the other current directors and nominees for election as director do not have any material relationship with TDS other than in their capacities as directors of TDS and, accordingly, would qualify as independent directors under the listing standards of the American Stock Exchange. As a result, six of the twelve directors, or 50% of the directors, have been determined to qualify or would qualify as independent under the listing standards of the American Stock Exchange.

Director Nomination Process

TDS does not have a nominating committee and, accordingly, does not have a nominating committee charter. Under listing standards of the American Stock Exchange, TDS is exempt from the requirement to have a nominating committee because it is a controlled company as such term is defined by the American Stock Exchange. Instead, the entire board of directors participates in the consideration of director nominees. Similarly, since TDS is a controlled company, TDS also is exempt from the listing standard that requires director nominations to be made by a nominating committee comprised solely of independent directors or by a majority of independent directors.

The TDS board of directors does not have a formal policy with regard to the consideration of any director candidates recommended by shareholders. However, since the TDS Voting Trust has over 90% of the voting power in the election of directors elected by holders of Series A Common Shares and Preferred Shares, nominations of directors for election by the holders of Series A Common Shares and Preferred Shares is based on the recommendation of the trustees of the TDS Voting Trust. With respect to candidates for director to be elected by the Common Shares and Special Common Shares, the TDS board may from time to time informally consider candidates submitted by shareholders that hold a significant number of Common Shares and Special Common Shares. The TDS board has no formal procedures to be followed by shareholders in submitting recommendations of candidates for director.

The TDS board of directors does not have any specific, minimum qualifications that the board believes must be met by a nominee for a position on the TDS board of directors, or any specific qualities or skills that the board believes are necessary for one or more of the TDS directors to possess. The TDS board has consistently sought to nominate to the board of directors eminently qualified individuals whom the board believes would provide substantial benefit and guidance to TDS. The TDS board believes that substantial judgment, diligence and care are required to identify and select qualified persons as directors and does not believe that it would be appropriate to place limitations on its own discretion.

In general, the TDS board will nominate existing directors for re-election unless the board has a concern about the director’s ability to perform his or her duties. In the event of a vacancy on the board of a director elected by the Series A Common Shares and Preferred Shares, nominations are based on the recommendation of the trustees of the TDS Voting Trust. In the event of a vacancy on the board of a director elected by the Common Shares and Special Common Shares, TDS may use various sources to identify potential candidates, including an executive search firm. In addition, the President may consider recommendations by shareholders that hold a significant number of Common Shares or Special Common Shares. Potential candidates are initially screened by the President and by other persons as the President designates. Following this process, the President discusses with the Chairman of the Board whether one or more candidates should be considered by the full board of directors. If appropriate, information about the candidate is presented to and discussed by the full board of directors.

Each of the nominees approved by the TDS board for inclusion on TDS’s proxy card for election at the 2006 annual meeting are executive officers and/or directors who are standing for re-election, except for Mr. O’Leary.  Mr. O’Leary was nominated for election by the board of directors upon the recommendation of TDS’s President and CEO. TDS was obligated to pay a fee to an executive search firm for performing a search for candidates and identifying Mr. O’Leary as a candidate for the TDS board of directors.

Except as disclosed above, TDS has not paid a fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominees for election of directors at the 2006 annual meeting. However, from time to time, TDS may pay a fee to an executive search firm to identify potential candidates for election as directors.

Shareholder Communication with Directors

Security holders may send communications to the board of directors of TDS at any time. Any security holders can send communications to the board or to specified individual directors. Security holders should direct their communication to the board or to specified individual directors, in care of the Secretary of TDS at its corporate headquarters. Any security holder communications that are addressed to the board of directors or specified individual directors will be delivered by the Secretary of TDS to the board of directors or such specified individual directors. For more information, see the instructions on TDS’s web site, www.teldta.com, under Investor Relations—Corporate Governance—Contacting the TDS Board of Directors.

TDS Policy on Attendance of Directors at Annual Meeting of Shareholders

All directors are invited and encouraged to attend the annual meeting of shareholders, which is normally followed by the annual meeting of the board of directors. In general, all directors attend the annual meeting of shareholders unless they are unable to do so due to unavoidable commitments or intervening events. All twelve persons serving as directors at the time attended the 2005 annual meeting of shareholders.

Stock Ownership Guidelines

Under stock ownership guidelines for directors, each director is expected to own a minimum of 2,000 shares of common stock of TDS. In the event the value of the ownership interest of 2,000 shares falls below $50,000, the board may increase the minimum investment level to ensure an investment equivalent to at least $50,000. Directors have three years to comply with this requirement. The board will review the minimum ownership requirement periodically.

FEES PAID TO PRINCIPAL ACCOUNTANTS

The following sets forth the aggregate fees (including expenses) billed by TDS’s principal accountants PricewaterhouseCoopers LLP for 2005 and 2004:

	2005	2004
Audit Fees(1)	$6,012,493	$5,649,085
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	4,500	15,000
Total Fees	$6,016,993	$5,664,085

(1)             Represents the aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the annual financial statements for the years 2005 and 2004 included in TDS’s and U.S. Cellular’s Form 10-Ks for those years and the reviews of the financial statements included in TDS’s and U.S. Cellular’s Form 10-Qs for each of these years including the attestation and report relating to internal control over financial reporting as well as accounting research, audit fees related to the restatement of the Company’s financial statements for the 5 years in the period ended December 31, 2004, review of financial information included in other SEC filings and the issuance of consents and comfort letters. Although PricewaterhouseCoopers LLP has billed TDS and U.S. Cellular  for these fees and expenses, management of TDS and U.S. Cellular have not yet completed their reviews of all of the amounts billed. Includes an estimate for incremental audit fees to be billed upon completion of the 2005 audit.

(2)             Represents the aggregate fees billed by PricewaterhouseCoopers LLP for services, other than services covered in (1) above, for the years 2005 and 2004.

The Audit Committee determined that the payment of fees for non-audit related services does not conflict with maintaining PricewaterhouseCoopers LLP’s independence.

Pre-Approval Procedures

The Audit Committee adopted a policy, effective May 6, 2003, as amended as of February 26, 2004, pursuant to which all audit and non-audit services must be pre-approved by the Audit Committee. The following describes the policy as amended. Under no circumstances may TDS’s principal external accountant provide services that are prohibited by the Sarbanes-Oxley Act of 2002 or rules issued thereunder. Non-prohibited audit-related services and certain tax and other services may be provided to TDS, subject to such pre-approval process and prohibitions. The Audit Committee has delegated to the chairperson plus any other member of the Audit Committee the authority to pre-approve services by the independent registered public accountants and to report any such approvals to the full Audit Committee at each of its regularly scheduled meetings. In the event the chairperson is unavailable, pre-approval may be given by any two members of the Audit Committee. The pre-approval policy relates to all services provided by TDS’s principal external auditor and does not include any de minimis exception.

EXECUTIVE OFFICERS

In addition to the executive officers identified in the tables regarding the election of directors, set forth below is a table identifying current officers of TDS and its subsidiaries who may be deemed to be executive officers of TDS. Unless otherwise indicated, the position held is an office of TDS.

Name	Age	Position
John E. Rooney	64	President and CEO of United States Cellular Corporation
D. Michael Jack	63	Senior Vice President and Corporate Controller
Kurt B. Thaus	47	Senior Vice President and Chief Information Officer
Scott H. Williamson	55	Senior Vice President—Acquisitions and Corporate Development
C. Theodore Herbert	70	Vice President—Human Resources
Joseph R. Hanley	39	Vice President—Technology Planning and Services

John E. Rooney. John E. Rooney has been the President and Chief Executive Officer of U.S. Cellular for more than five years.

D. Michael Jack. D. Michael Jack was appointed Senior Vice President and Corporate Controller of TDS in March 2003. Prior to that, he was Vice President and Corporate Controller since November 1999.

Kurt B. Thaus. Kurt B. Thaus was appointed Senior Vice President and Chief Information Officer on January 12, 2004. Prior to that, he was employed by T-Systems North America, Inc., the North American subsidiary of T-Systems International (Deutsche Telekom) for more than five years, most recently as senior vice president of technology management services.

Scott H. Williamson. Scott H. Williamson has been Senior Vice President—Acquisitions and Corporate Development of TDS for more than five years.

C. Theodore Herbert. C. Theodore Herbert has been Vice President—Human Resources of TDS for more than five years.

Joseph R. Hanley. Joseph R. Hanley was appointed Vice President—Technology Planning and Services on August 15, 2004. Prior to that, he was employed by TDS Telecom for more than five years, most recently as Vice President—Strategic Planning and Emerging Applications.

All of our executive officers devote all their employment time to the affairs of TDS and its subsidiaries.

Codes of Conduct and Ethics

As required by Section 807 of the American Stock Exchange Company Guide, TDS has adopted a Code of Business Conduct, applicable to all officers and employees of TDS and its subsidiaries, which includes a Code of Ethics for certain Senior Executives and Financial Officers, that complies with the definition of a “code of ethics” as set forth in Item 406 of Regulation S-K of the SEC. TDS has also adopted a Code of Ethics for its directors. Each of the foregoing codes has been posted to TDS’s internet website, www.teldta.com, under Investor Relations—Corporate Governance.

TDS intends to satisfy the disclosure requirement under Item 10 of Form 8-K regarding any amendment to its Code of Ethics for certain Senior Executives and Financial Officers, and will disclose all other amendments to any of the foregoing codes, by posting such information to such internet website. Any waivers of any of the foregoing codes for directors or executive officers, including any waiver of the Code of Ethics for certain Senior Executives and Financial Officers, will be approved by TDS’s board of directors, as applicable, and disclosed in a Form 8-K that is filed with the SEC within four business days of such waiver.

EXECUTIVE COMPENSATION

Summary of Compensation

The following table summarizes the compensation paid by TDS to the President and Chief Executive Officer of TDS and the other four most highly compensated executive officers (based on the aggregate of the salary and bonus for 2005).

Summary Compensation Table(1)

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Location	Years	Salary(2)	Bonus(3)	Other Annual Compensation(4)	Restricted Stock Award(s)(5)	Securities Underlying Options(6)	LTIP Payouts(7)	All Other Compensation(8)
LeRoy T. Carlson, Jr	2005	$1,050,000	$—	$—	$1,458,380	111,045	$—	$50,085
President and Chief	2004	970,000	875,000	—	—	67,540	—	49,190
Executive Officer	2003	910,000	591,500	—	—	65,567	—	47,581

Sandra L. Helton	2005	$640,000	$—	$—	$700,519	53,353	$—	$50,251
Executive Vice	2004	593,000	400,000	—	—	30,585	—	49,021
President and Chief	2003	550,000	370,000	—	—	31,475	—	47,139
Financial Officer

James Barr III	2005	$613,000	$320,000	$—	$611,823	47,493	$—	$58,140
President and Chief	2004	573,000	290,000	—	—	13,905	—	52,522
Executive Officer of	2003	539,000	285,000	—	—	11,958	—	50,966
TDS Telecom

John E. Rooney(9)	2005	$690,000	$300,000	$145,477	$523,559	131,000	$—	$53,124
President and Chief	2004	633,335	590,000	172,103	337,260	92,000	—	51,944
Executive Officer of	2003	592,209	360,000	105,012	366,585	175,000	—	50,553
U.S. Cellular

Scott H. Williamson	2005	$460,000	$285,000	$—	$320,975	24,493	$—	$50,057
Senior Vice	2004	427,000	265,000	—	—	14,965	—	48,481
President—Acquisitions and	2003	396,000	245,000	—	—	15,785	—	36,691
Corporate Development

There are no outstanding stock appreciation rights (“SARs”), therefore the Summary Compensation Table does not reflect information on SARs.

(1)             Does not include the discount amount under any dividend reinvestment plan or any employee stock purchase plan because such plans are generally available to all eligible shareholders or salaried employees, respectively.

(2)             Represents the dollar value of base salary (cash and non-cash) earned by the named executive officer during the fiscal year identified.

(3)             Represents the dollar value of bonus (cash and non-cash) earned (whether received in cash or deferred) by the named executive officer for 2005, 2004 and 2003. The final bonus for 2005 has not yet been determined for LeRoy T. Carlson, Jr. or Sandra L. Helton. See “Executive Officer Compensation Report.”

(4)             Includes the fair market value of phantom stock units credited to such officer with respect to deferred bonus compensation. See “Bonus Deferral and Stock Unit Match Program.” LeRoy T. Carlson, Jr., has deferred 20% of his 2005 bonus and, accordingly, will receive a 25% stock unit match for this deferred bonus under the TDS Long-Term Incentive Plan. The bonus for 2005 has not yet been determined for LeRoy T. Carlson, Jr. or Sandra L. Helton, and therefore, the dollar value of the company match phantom stock units cannot be determine at this time. Mr. Rooney deferred 100% of his 2005, 2004 and 2003 bonus under the U.S. Cellular long-term incentive plan.

         Does not include the value of any perquisites and other personal benefits, securities or property unless the aggregate amount of such compensation is more than the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the above-named executive officers. The amount of perquisites for Mr. Rooney exceeded the lesser of $50,000 or 10% of the total of his annual salary and bonus for 2005. The amount of perquisites included for Mr. Rooney in 2005 was $57,967, primarily including a car allowance of $42,000.

(5)             Except with respect to Mr. Rooney, represents the value of restricted stock units awarded pursuant to the 2004 Long-Term Incentive Plan. TDS restricted stock units will become vested on December 15, 2007, except with respect to Mr. Barr whose restricted stock units will become vested upon his retirement on March 24,

 2007. Mr. Rooney’s U.S. Cellular restricted stock units will vest on October 10, 2006. As a result of the Special Common Stock dividend, all restricted stock units as of May 13, 2005 that were to be settled in Common Shares, whether vested or unvested, were adjusted to provide that such award will be settled in the number of Common Shares originally subject to the award plus an equal number of Special Common Shares.  With respect to Mr. Rooney, represents the value of restricted USM Common Shares granted to Mr. Rooney, based on the closing price of USM Common Shares on the date of grant.

The following table summarizes the restricted stock awards:

	LeRoy T. Carlson, Jr.	Sandra L. Helton	James Barr III	John E. Rooney	Scott H. Williamson
Granted in 2003:
2003 Performance Award—Vests 3/31/06	—	—	—	14,981	—
Total Grant Date Dollar Value for 2003:	$—	$—	$—	$366,585	$—

Granted in 2004:
2004 Performance Award— Vests 10/10/06	—	—	—	8,726	—
Total Grant Date Dollar Value for 2004:	$—	$—	$—	$337,260	$—

Granted in 2005
2005 Performance Award—
Vests 12/15/07	19,024	9,138	7,981	—	4,187
Vests 10/10/06	—	—	—	11,474	—
Total Grant Date Dollar Value for 2005	$1,458,380	$700,519	$611,823	$523,559	$320,975

Summary of Restricted Stock Outstanding at 12/31/05:
Unvested shares of restricted stock as of 12/31/05	19,024	9,138	7,981	35,181	4,187
Dollar Value as of 12/31/05	$1,343,855	$645,508	$563,778	$1,737,941	$295,770

Mr. Barr plans to retire on March 24, 2007. Mr. Barr’s restricted stock awards will vest upon his retirement in accordance with such award agreements.

Except with respect to John E. Rooney, the Grant Date Dollar Value of the above awards is calculated using the closing price of TDS shares on the award date. The Dollar Value as of December 31, 2005 is calculated using the closing price on December 30, 2005, the last business day in 2005, of TDS Common Shares of $36.03 and Special Common Shares of $34.61. With respect to Mr. Rooney, the Grant Date Dollar Value is calculated using the closing price of USM Common Shares on December 30, 2005, the last business day in 2005, of $49.40

(6)               Except with respect to Mr. Rooney, represents the number of tandem TDS Common Shares and Special Common Shares subject to stock options awarded during the fiscal year identified. As a result of the Special Common Share stock dividend, all options to purchase Common Shares as of May 13, 2005 under the TDS Long Term Incentive Plan, whether vested or unvested, were adjusted into tandem options. The tandem options provide that upon exercise, the optionee will acquire the number of Common Shares originally subject to the option plus an equal number of Special Common Shares at the original exercise price. In the case of John E. Rooney,  the awards represent options with respect to USM Common Shares.

(7)               There were no long-term incentive plan payouts during the reported periods.

(8)               Includes contributions by TDS for the benefit of the named executive officer under the TDS tax-deferred savings plan (“TDSP”), the TDS pension plan (“Pension Plan”), including earnings accrued under a related supplemental benefit agreement, the TDS supplemental executive retirement plan (“SERP”) and the dollar value of any insurance premiums paid during the covered fiscal year with respect to life insurance for the benefit of the named executive (“Life Insurance”), as indicated below for 2005:

	LeRoy T. Carlson, Jr.	Sandra L. Helton	James Barr III	John E. Rooney	Scott H. Williamson
TDSP	$7,275	$7,560	$7,560	$7,560	$7,560
Pension Plan	22,240	20,284	25,200	9,900	16,504
SERP	19,760	21,716	16,800	32,100	25,496
Life Insurance	810	691	8,580	3,564	497
Total	$50,085	$50,251	$58,140	$53,124	$50,057

(9)             All of Mr. Rooney’s compensation is paid by U.S. Cellular. Mr. Rooney’s annual compensation is approved by LeRoy T. Carlson, Jr., the Chairman of U.S. Cellular, and Mr. Rooney’s long-term compensation is approved by the stock option compensation committee of U.S. Cellular.

General Information Regarding Options

The following tables show, as to the executive officers who are named in the Summary Compensation Table, certain information regarding options.

Individual Option Grants in 2005

						Potential Realizable Value at Assumed Annual Realized Stock Price Appreciation for Option Terms(4)
Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees(2)	Exercise Price	Market Price(3)	Expiration Date	5%	10%
LeRoy T. Carlson, Jr.(5)	111,045	15.4%	$77.36	$77.36	04/20/2015	$5,402,482	$13,690,951
Sandra L. Helton(5)	53,353	7.4%	$77.36	$77.36	04/20/2015	$2,595,692	$6,577,994
James Barr III(5)	47,493	6.6%	$77.36	$77.36	04/20/2015	$2,310,596	$5,855,503
John E. Rooney(6)	131,000	17.2%	$45.63	$45.63	03/31/2015	$3,759,237	$9,526,643
Scott H. Williamson(5)	24,493	3.4%	$77.36	$77.36	04/20/2015	$1,191,616	$3,019,789

(1)               Except with respect to John E. Rooney, represents the number of TDS shares underlying options awarded during the year. The TDS options were originally granted on April 20, 2005 with respect to TDS Common Shares at an exercise price of $77.36 per share, which was the market price of a TDS Common Share on April 20, 2005. As a result of the special common stock dividend, all options to purchase common shares as of May 13, 2005 under the long term incentive plan, whether vested or unvested, were adjusted into tandem options. The tandem option provides that upon exercise, the optionee purchases the number of Common Shares originally subject to the option plus an equal number of Special Common Shares at the original exercise price of $77.36 per tandem share. As a result, the column “Number of Securities Underlying Options Granted” represents an equal number of TDS Common Shares and TDS Special Common Shares. In the case of Mr. Rooney, the amount represents the number of U.S. Cellular shares underlying options awarded during the fiscal year.

(2)               Except with respect to John E. Rooney, represents the percent of total TDS shares underlying options awarded to all TDS employees during the fiscal year. In the case of Mr. Rooney, the figure represents the percent of total U.S. Cellular shares underlying options awarded to all U.S. Cellular employees during the fiscal year.

(3)               Represents the per share fair market value of shares as of the award date.

(4)               Represents the potential realizable value of each grant of options, assuming that the market price of the shares underlying the options appreciates in value from the award date to the end of the option term at the indicated annualized rates.

(5)               Pursuant to the TDS long-term incentive plan, on April 20, 2005, such named executive officer was granted options (the “2004 Performance Options”) to purchase TDS Common Shares based on the achievement of certain levels of corporate and individual performance in 2004 as contemplated by the TDS long-term incentive plan. The purchase price per TDS Common Share subject to the 2004 Performance Options is the fair market value of the TDS Common Shares as of the grant date. The 2004 Performance Options became exercisable on December 15, 2005. As a result of the special common stock dividend, all options to purchase Common Shares as of May 13, 2005 under the long term incentive plan, whether vested or unvested, were adjusted into tandem options. The tandem options provide that upon exercise, the optionee purchases the number of Common Shares originally subject to the option plus an equal number of Special Common Shares at the original exercise price. Upon his retirement on March 24, 2007, Mr. Barr’s options will become fully vested.

(6)               These represent options with respect to U.S. Cellular Common Shares. Such options were granted as of March 31, 2005 and become exercisable with respect to 25% of the shares underlying the option on March 31 2006 and become fully vested on October 10, 2006.

Option Exercises in 2005 and
December 31, 2005 Option Values

	2005		As of December 31, 2005
			Number of Securities Underlying Unexercised Options(3)		Value of Unexercised In-the-Money Options(4)
	Shares Acquired on Exercise(1)	Value Realized(2)	Exercisable	Unexercisable	Exercisable	Unexercisable
LeRoy T. Carlson, Jr.
2004 Performance Options(5)	—	$—	111,045	—	$—	$—
2003 Performance Options(6)	—	—	67,540	—	313,386	—
2002 Performance Options(7)	—	—	65,567	—	1,161,847	—
2001 Performance Options(8)	—	—	68,215	—	717,622	—
2000 Performance Options(9)	—	—	29,429	—	—	—
2000 Automatic Options(10)	—	—	56,720	—	—	—
1999 Performance Options(11)	—	—	32,000	—	—	—
1998 Performance Options(12)	—	—	27,850	—	108,337	—
1998 Automatic Options(13)	—	—	54,600	—	1,468,194	—
1997 Performance Options(14)	—	—	27,300	—	843,297	—
1996 Performance Options(15)	—	—	11,770	—	314,965	—
1995 Performance Options(16)	—	—	13,233	—	304,888	—
1994 Performance Options(17)	3,614	122,550	—	—	—	—
Total	3,614	$122,550	565,269	—	$5,232,536	$—

Sandra L. Helton
2004 Performance Options(5)	—	$—	53,353	—	$—	$—
2003 Performance Options(6)	—	—	30,585	—	141,914	—
2002 Performance Options(7)	—	—	31,475	—	557,737	—
2001 Performance Options(8)	—	—	29,915	—	348,211	—
2000 Performance Options(9)	—	—	12,115	—	—	—
2000 Automatic Options(10)	—	—	25,320	—	—	—
1999 Performance Options(11)	—	—	18,000	—	—	—
1998 Automatic Options(18)	12,000	575,160	24,000	—	882,480	—
Total	12,000	$575,160	224,763	—	$1,930,342	$—

James Barr III
2004 Performance Options(5)	—	$—	47,493	—	$—	$—
2003 Performance Options(6)	—	—	13,905	—	64,519	—
2000 Performance Options(9)	—	—	6,785	—	—	—
2000 Options(19)	—	—	30,400	—	—	—
Total	—	$—	98,583	—	$64,519	$—

John E. Rooney
2005 USM Options(20)	—	$—	—	131,000	$—	$493,870
2004 USM Options(21)	—	—	23,000	69,000	247,250	741,750
2003 USM Options(22)	69,750	1,755,198	17,750	87,500	442,507	2,181,375
2002 USM Options(23)	16,500	132,660	8,250	8,250	69,300	69,300
2001 USM Options(24)	—	—	16,000	4,000	—	—
2000 USM Initial Options(25)	—	—	55,000	—	—	—
Total	86,250	$1,887,858	120,000	299,750	$759,057	$3,486,295

Scott H. Williamson
2004 Performance Options(5)	—	$—	24,493	—	$—	$—
2003 Performance Options(6)	—	—	14,965	—	69,438	—
2002 Performance Options(7)	15,785	522,957	—	—	—	—
2001 Performance Options(8)	—	—	14,670	—	170,759	—
2000 Performance Options(9)	—	—	7,690	—	—	—
2000 Automatic Options(10)	—	—	14,760	—	—	—
1999 Performance Options(11)	—	—	8,600	—	—	—
1998 Performance Options(12)	—	—	6,370	—	24,779	—
1998 Automatic Options(13)	12,900	545,670	—	—	—	—
1997 Performance Options(14)	36	1,667	—	—	—	—
Total	28,721	$1,070,294	91,548	—	$264,976	$—

(1)               Except for John E. Rooney, represents the number of TDS shares with respect to which the options were exercised. In the case of John E. Rooney, represents Common Shares of U.S. Cellular (“USM shares”).

(2)               Represents the aggregate dollar value realized upon exercise, based on the difference between the exercise price and the fair market value on the date of exercise of the TDS shares or, in the case of Mr. Rooney USM Common Shares.

(3)               Except for John E. Rooney, represents the number of tandem TDS Common Shares and Special Common Shares subject to options. In the case of Mr. Rooney, the information is presented with respect to USM shares. All options are transferable to permitted transferees.

(4)               Except for John E. Rooney, represents the aggregate dollar value of in-the-money, unexercised options held at the end of the fiscal year, based on the difference between the exercise price and the market value of TDS shares subject to options on December 31, 2005. As a result of the special common stock dividend, all options to purchase Common Shares as of May 13, 2005, whether vested or unvested, were adjusted into tandem options. The tandem options provide that upon exercise, the optionee will acquire the number of Common Shares originally subject to the option plus an equal number of Special Common Shares for the original exercise price. The market value of a tandem share was $70.64 on December 31, 2005, representing the sum of the closing price of $36.03 for the TDS Common Shares and $34.61 for the TDS Special Common Shares. In the case of Mr. Rooney, represents the aggregate dollar value of in-the-money, unexercised options held at the end of the fiscal year, based on the difference between the exercise price and $49.40, the market value of USM Common Shares on December 31, 2005.

(5)               Such options represent tandem options to purchase an equal number of TDS Common Shares and TDS Special Common Shares and became exercisable on December 15, 2005 and are exercisable until April 20, 2015 at the exercise price of $77.36 per tandem option.

(6)               Such options became exercisable on December 15, 2004 (except with respect to Mr. Barr, whose options become exercisable on April 30, 2005) and are exercisable until May 8, 2014 at the exercise price of $66.00 per share.

(7)               Such options became exercisable on December 15, 2003 and are exercisable until July, 2013 at the exercise price of $52.92 per share.

(8)               Such options became exercisable with respect to LeRoy T. Carlson, Jr., on December 15, 2002 and are exercisable until August 19, 2012 at the exercise price of $60.12 per share. With respect to Ms. Helton, Mr. Barr and Mr. Williamson, such options became exercisable on December 15, 2002 and are exercisable until July 5, 2012 at the exercise price of $59.00 per share.

(9)               Such options became exercisable on December 15, 2001 and are exercisable until April 30, 2011 at the exercise price of $99.44 per share.

(10)         Such options became exercisable in annual increments of 25% on December 15, 2001 and on each anniversary of such date until December 15, 2004 and are exercisable until September 15, 2010 at the exercise price of $121.12 per share. (except with respect to Mr. Williamson, whose options are exercisable until September 16, 2010 at the exercise price of $117.51 per share).

(11)         Such options became exercisable on December 15, 2000 and are exercisable until May 5, 2010 at the exercise price of $105.13 per share.

(12)         Such options became exercisable on December 15, 1999 and are exercisable until April 30, 2009 at the exercise price of $66.75 per share.

(13)         Such options became exercisable with respect to one-third of the shares on each of December 15, 1998, December 15, 1999 and December 15, 2000, and are exercisable until November 5, 2007 at the exercise price of $43.75 per share.

(14)         Such options became exercisable on December 15, 1998 and are exercisable until June 22, 2008 at the exercise price of $39.75 per share.

(15)         Such options became exercisable on December 15, 1997 and are exercisable until December 15, 2007 at the exercise price of $43.88 per share.

(16)         Such options became exercisable on December 15, 1996 and are exercisable until December 15, 2006 at the exercise price of $47.60 per share.

(17)         Such options became exercisable on December 15, 1995 and were exercisable until December 15, 2005 at the exercise price of $38.12 per share.

(18)         Such options became exercisable with respect to 12,000 shares on each of December 15, 1998, December 15, 1999 and December 15, 2000, and are exercisable until September 15, 2008 at an exercise price of $33.87 per share.

(19)       Such options became exercisable in annual increments of 20% on December 15, 2000 and on each anniversary of such date through December 15, 2004, and are exercisable until March 10, 2010 at the exercise price of $104.00 per share.

(20)       The 2005 USM Options become exercisable in annual increments of 25% on March 31, 2006 and become fully vested on October 10, 2006, and are exercisable until March 31, 2015 at an exercise price of $45.63

(21)       The 2004 USM Options became exercisable in annual increments of 25% on March 31, 2005 and 2006 and become fully vested on October 10, 2006, and are exercisable until March 31, 2014 at an exercise price of $38.65.

(22)       The 2003 USM Options became exercisable in annual increments of 25% on March 31 2004, 2005 and 2006 and become fully vested on October 10, 2006, and are exercisable until March 31, 2013 at an exercise price of $24.47.

(23)       The 2002 USM Options became exercisable in annual increments of 25% on March 31 of each year, beginning in 2003 and ending in 2006, and are exercisable until March 31, 2012 at an exercise price of $41.00.

(24)       The 2001 USM Options became exercisable in annual increments of 20% on March 31 of each year beginning in 2002 and ending in 2006, and are exercisable until March 31, 2011 at an exercise price of $59.40.

(25)       The 2000 USM Initial Options became exercisable with respect to 20% of the shares underlying the option on April 10 of each year, beginning in 2001 and ending in 2005, and are exercisable until April 10, 2010 at an exercise price of $69.19 per share.

Tax Deferred Savings Plan

The TDS tax deferred savings plan (“TDS Tax Deferred Savings Plan”) is a qualified profit sharing plan under Sections 401(a) and 401(k) of the Internal Revenue Code, designed to provide retirement benefits for eligible employees of TDS and certain of its affiliates which adopted the TDS Tax Deferred Savings Plan. Participating employees have the option of investing their contributions and TDS’s contributions in a TDS Common Share fund, a TDS Special Common Share fund, a USM Common Share fund or certain unaffiliated mutual funds. Prior to May 31, 2006, TDS and participating employers made matching contributions to the plan in cash equal to 100% of an employee’s contributions up to the first 2% and 40% of an employee’s contributions up to the next 4% of such employee’s compensation. Beginning May 31, 2006, TDS and participating employers make matching contributions to the plan in cash equal to 100% of an employee’s contributions up to the first 3% and 40% of an employee’s contributions up to the next 2% of such employee’s compensation.

The amounts of the annual contributions for the benefit of the named executive officers under the TDS Tax Deferred Savings Plan are included above in the Summary Compensation Table under “All Other Compensation.”

Pension Plans and Supplemental Benefit Agreements

The TDS employees’ pension trust (the “TDS Target Pension Plan”) was a defined contribution plan designed to provide retirement benefits for eligible employees of TDS and certain of its affiliates which adopted the TDS Target Pension Plan. Annual employer contributions based upon actuarial assumptions were made under a formula designed to fund a target pension benefit for each participant commencing generally upon the participant’s attainment of retirement age.

U.S. Cellular previously had adopted the TDS wireless companies’ pension plan (the “Wireless Pension Plan”). The Wireless Pension Plan, a qualified non-contributory defined contribution pension plan, provided pension benefits for employees of U.S. Cellular. Under the Wireless Pension Plan, pension contributions were calculated separately for each participant, based on a fixed percentage of the participant’s qualifying compensation, and were funded currently.

Effective January 1, 2001, the TDS Target Pension Plan was merged with and into the Wireless Pension Plan and the new merged plan has been titled the TDS Pension Plan. All of the plan assets which had been held for the TDS Target Pension Plan and the Wireless Pension Plan were combined to be held on a consolidated basis for the new TDS Pension Plan, which will pay all benefits which previously accrued under both the TDS Target Pension Plan and the Wireless Pension Plan and all future pension plan accruals. All eligible participants who have been receiving target pension benefits under the TDS Target Pension Plan will continue to be eligible for target pension benefits under the TDS Pension Plan. Similarly, eligible participants who have been receiving a pension benefit contribution based on a fixed percentage of their qualifying compensation under the Wireless Pension Plan will continue to be eligible for such benefit under the TDS Pension Plan. All newly eligible employees of both TDS and U.S. Cellular and their affiliates will only be eligible for the pension benefit contribution based on a fixed percentage of qualifying compensation as previously provided under the Wireless Pension Plan.

The amounts of the annual contributions for the benefit of the named executive officers under the TDS Target Pension Plan and/or the Wireless Pension Plan are included above in the Summary Compensation Table under “All Other Compensation.”

The TDS supplemental executive retirement plan (“SERP”) has provided supplemental benefits under the TDS Pension Plan and the Wireless Pension Plan and effective January 1, 2001, the new TDS Pension Plan. The SERP was established to offset the reduction of benefits caused by the limitation on annual employee compensation which can be considered for tax qualified pension plans under the Internal Revenue Code. The SERP is a non-qualified deferred compensation plan and is intended to be unfunded. The amounts of the accruals for the benefit of the named executive officers are included above in the Summary Compensation Table under “All Other Compensation.”

In 1980, TDS entered into a non-qualified supplemental benefit agreement with LeRoy T. Carlson which, as amended, requires TDS to pay a supplemental retirement benefit to Mr. Carlson in the amount of $47,567 plus interest at a rate equal to  1/4% under the prime rate for the period from May 15, 1981 (the date of Mr. Carlson’s 65th birthday) to May 31, 1992, in five annual installments beginning June 1, 2001, plus interest at 9  1/2% compounded semi-annually from June 1, 1992. The agreement was entered into because certain amendments made to the TDS Pension Plan in 1974 had the effect of reducing the amount of retirement benefits, which Mr. Carlson would receive under the TDS Pension Plan. The payments to be made under the agreement, together with the retirement benefits under the TDS Pension Plan, were designed to permit Mr. Carlson to receive approximately the same retirement benefits he would have received had the TDS Pension Plan not been amended. The amount of interest accrued under this agreement for 2005 was $5,999.

Deferred Compensation Agreements

James Barr III is party to an executive deferred compensation agreement, pursuant to which a specified percentage of his gross compensation is deferred and credited to a deferred compensation account. The deferred compensation account is credited with interest compounded monthly, computed at a rate equal to one-twelfth of the sum of the average thirty-year Treasury Bond rate plus 1.25 percentage points until the deferred compensation amount is paid to such person. The amount of compensation deferred by such person is included in and reported with all other non-deferred compensation in the “Summary Compensation Table.” No amount is included in the Summary Compensation Table for the interest earned on such deferred compensation because such interest rate is intended to approximate a market rate.

Bonus Deferral and Stock Unit Match Program

The 2004 Long-Term Incentive Plan, as amended and restated, provides the opportunity for those who are employed by TDS at the position of Vice President or above to defer receipt of a portion of their bonuses and receive TDS matching stock unit credits. Executives may elect to defer receipt of all or a portion of their annual bonuses and to receive stock unit matches on the amount deferred up to $400,000. Deferred compensation will be deemed invested in phantom TDS Special Common Shares. TDS match amounts will depend on the amount of annual bonus that is deferred into stock units. Participants receive a 25% stock unit match for amounts deferred up to 50% of their total annual bonus and a 33% match for amounts that exceed 50% of their total annual bonus. The matched stock units vest ratably at a rate of one-third per year over three years. The fair market value of the matched stock units is reported in the Summary Compensation Table under “Other Annual Compensation.”

LeRoy T. Carlson, Jr., has deferred 20% of his 2005 bonus and, accordingly, will receive a 25% stock unit match for this deferred bonus under the TDS Long-Term Incentive Plan. The bonus for 2005 has not yet been determined for LeRoy T. Carlson, Jr., and therefore, the dollar value of the company match phantom stock units cannot be determined at this time. See the “Summary Compensation Table.”

In addition, U.S. Cellular has a similar plan pursuant to which John E. Rooney may defer compensation and receive stock unit matches with respect to U.S. Cellular Common Shares. Any stock unit matches received by Mr. Rooney are reported in the Summary Compensation Table under “Other Annual Compensation.”

Other Agreements

On March 6, 2006, TDS and James Barr III, President and Chief Executive Officer of TDS Telecommunications Corporation, entered into an amendment of an arrangement relating to Mr. Barr’s employment and retirement. Under the amended arrangement, because Mr. Barr remained employed with TDS Telecom until at least March 31, 2005, (i) all of Mr. Barr’s stock options will become fully vested on the date of his retirement and (ii) TDS will pay Mr. Barr a sum equal to his then current annual salary in twenty-four equal monthly installments, with the initial six installments to be paid on or as soon as administratively practicable following the six month anniversary of his retirement and the remaining 18 installments to be paid each month after the six month anniversary of his retirement. Mr. Barr will be required to provide consulting services to TDS during such period in consideration for such payments. If Mr. Barr is demoted or terminated prior to his retirement for any reason other than a serious violation of TDS’s Code of Business Conduct, TDS will pay Mr. Barr a sum equal to Mr. Barr’s then annual salary.  On February 21, 2006, TDS announced that Mr. Barr will retire from his position as President and Chief Executive Officer of TDS Telecom. Mr. Barr will step down as President and CEO of TDS Telecom on January 1, 2007. He will remain on TDS Telecom’s payroll until March 23, 2007 and retire on March 24, 2007. At that time, all of his options will vest pursuant to the foregoing agreement. Mr. Barr’s 2005 and 2006 restricted stock awards will vest upon his retirement in accordance with such award agreements.

TDS has entered into an agreement with LeRoy T. Carlson whereby it will employ Mr. Carlson until he elects to retire from TDS. Mr. Carlson is to be paid at least $60,000 per annum until his retirement. The agreement also provides that upon his retirement, Mr. Carlson will be retained by TDS as a part-time consultant (for not more than 60 hours in any month) until his death or disability. Upon his retirement, Mr. Carlson will receive $75,000 per annum as a consultant, plus increments beginning in 1985 equal to the greater of three percent of his consulting fee or two-thirds of the percentage increase in the consumer price index for the Chicago metropolitan area. If Mr. Carlson becomes disabled before retiring, TDS can elect to discontinue his employment and retain him in accordance with the consulting arrangement described above. Upon Mr. Carlson’s death (unless his death follows his voluntary termination of his employment or the consulting arrangement), his widow will receive until her death an amount equal to that which Mr. Carlson would have received as a consultant. TDS may terminate payments under the agreement if Mr. Carlson becomes the owner of more than 21% of the stock, or becomes an officer, director, employee or paid agent of any competitor of TDS within the continental United States. No amounts were paid or payable under this agreement in 2005, 2004 or 2003.

Compensation of Directors

The board of directors has approved a compensation plan (the “Non-Employee Directors’ Plan”) for non-employee directors. A non-employee director is a director of TDS who is not an employee of TDS or its affiliates, U.S. Cellular or TDS Telecom. The purpose of the Non-Employee Directors’ Plan is to provide reasonable compensation to non-employee directors for their services to TDS, and to induce qualified persons to serve as non-employee members of the board of directors.

The Non-Employee Directors’ Plan provides that each non-employee director will receive an annual director’s fee of $44,000 payable quarterly, and the chairperson will receive an additional $34,000 fee. The plan also provides that each non-employee director serving on the Audit Committee will receive an annual fee of $11,000 payable quarterly, except for the chairperson, who will receive a fee of $22,000. The plan also provides that each non-employee director will receive an annual fee of $5,000 payable quarterly, for serving on the Compensation Committee, except for the chairperson, who will receive a fee of $7,000. It also provides that each non-employee director will receive a fee of $1,750 for board of directors, Audit, Compensation and Corporate Governance Committee meetings, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with travel to, and attendance at, each regularly scheduled or special meeting.

The Non-Employee Directors’ Plan further provides that each non-employee director will receive 50%, and may elect to receive on an annual basis up to 100%, of their retainers and meeting fees for regularly scheduled meetings of the board (five per year), by the delivery of common stock of TDS having a fair market value as of the date of payment equal to the cash amount of the retainer or fee foregone. For retainers and regularly scheduled meetings of the board during 2005, such common stock continued to consist of TDS Common Shares previously authorized; for retainers and regularly scheduled meetings of the board in 2006 and subsequent years, such common stock shall consist of TDS Special Common Shares.

Under the Non-Employee Directors’ Plan, for purposes of determining the number of Common or Special Common Shares deliverable in connection with any of the foregoing elections, the fair market value of a Common or Special Common Share will be the average closing price of our Common or Special Common Shares as reported in the American Stock Exchange Composite Transactions section of The Wall Street Journal for the twenty trading days before the end of the quarter or the date of the board meeting, as applicable. Our board of directors has reserved 65,000 Common Shares and 75,000 Special Common Shares of TDS for issuance pursuant to the Non-Employee Directors’ Plan.

In addition, TDS pays life insurance premiums to provide life insurance of $100,000 for each of its directors. Except for such life insurance premiums, directors who are also employees of TDS or any affiliate do not receive any additional compensation for services rendered as directors. Directors are also reimbursed for travel and expenses incurred in attending board and committee meetings pursuant to TDS’s travel and expense reimbursement policy.

In addition to the persons who are identified in the Summary Compensation Table that are directors of TDS, LeRoy T. Carlson is a director of TDS who receives compensation in his capacity as Chairman Emeritus of TDS. In 2005, Mr. Carlson received the following compensation from TDS, based on the categories used in the Summary Compensation Table: Salary $480,000; Bonus $200,000; Other Annual Compensation $58,000; and All Other Compensation $13,510. In addition, Mr. Carlson received a grant of options for 26,531 TDS shares (representing as of December 31, 2005 a tandem option to acquire 26,531 Common Shares and 26,531 Special Common Shares) at an exercise price of $77.36 per share that became exercisable on December 15, 2005 and that expire on April 20, 2015. Mr. Carlson also received a grant of 19,024 restricted stock units which will become vested on December 15, 2007. As a result of the Special Common Stock dividend, the options and restricted stock units represent the right to receive an equal number of TDS Common Shares and TDS Special Common Shares under the original terms.

Compensation Committee Interlocks and Insider Participation

Prior to February 21, 2006, the sole member of the compensation committee was LeRoy T. Carlson, Jr., President and CEO of TDS. The primary function of such compensation committee was to develop and administer the near term compensation policies and programs for TDS officers and key subsidiary executives, other than the President and CEO of TDS, and to administer long-term compensation for non-executive officers of TDS. Mr. Carlson is a member of the board of directors of TDS, U.S. Cellular, and TDS Telecom. He is also the Chairman of U.S. Cellular and TDS Telecom and, as such, approves the executive officer annual compensation decisions for U.S. Cellular and TDS Telecom. Mr. Carlson is compensated by TDS for his services to TDS and all its subsidiaries. However, U.S. Cellular reimburses TDS for a portion of such compensation pursuant to intercompany agreements between TDS and such subsidiaries. Prior to February 21, 2006, the long-term compensation committee of the board of directors of TDS approved all compensation for the President and CEO, considered and approved long-term compensation for TDS executive officers and for the president of TDS Telecom, and reviewed and recommended to the board of directors any long-term compensation programs for TDS employees. The members of the TDS long-term compensation committee were Herbert S. Wander (chairperson), Letitia G. Carlson, M.D. and George W. Off. Such persons are neither officers nor employees of TDS or any of its subsidiaries nor directors of any of TDS’s subsidiaries. After February 21, 2006, the new Compensation Committee assumed responsibilities relating to the compensation of the executive officers of TDS (which does not include U.S. Cellular or any of its subsidiaries), including the review of salary, bonus, long-term compensation and all other compensation. The members of the Compensation Committee are Herbert S. Wander (chairperson) and George W. Off. Long-term compensation for executive officers who are employees of U.S. Cellular is approved by the stock option compensation committee of U.S. Cellular. The stock option compensation committee of U.S. Cellular is composed of directors of such subsidiary who are neither officers nor employees of TDS or any of its subsidiaries nor directors of TDS. The annual compensation of U.S. Cellular’s President and Chief Executive Officer, Mr. Rooney, is approved by LeRoy T. Carlson, Jr., the Chairman of U.S. Cellular.

In addition to such compensation committee interlocks and insider participation in compensation decisions, TDS and certain related parties are involved in the following relationships and transactions.

Other Relationships and Related Transactions. The following persons are partners of Sidley Austin LLP, the principal law firm of TDS, U.S. Cellular and their subsidiaries: Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls TDS and U.S. Cellular, the non-executive Chairman of the Board and member of the board of directors of TDS and a director of U.S. Cellular; William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel and/or an Assistant Secretary of U.S. Cellular and certain subsidiaries of TDS. Mr. Carlson does not provide legal services to TDS, U.S. Cellular or their subsidiaries.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2005 regarding TDS Common Shares and Special Common Shares that may be issued under equity compensation plans currently maintained by TDS.

		(b)	(c)
	(a)	Weighted-average	Number of securities remaining
	Number of securities to be	exercise price of	available for future issuance
	issued upon the exercise	outstanding options	under equity compensation
	of outstanding options and	and rights for tandem	plans (excluding securities
Plan Category	rights	shares	reflected in column (a))
Equity compensation plans approved by security holders(1)
TDS Common Shares	2,802,013		879,217
		$ 73.79
TDS Special Common Shares	2,789,878		9,518,815
Equity compensation plans not approved by security holders(2)
TDS Common Shares	1,739		9,607
		$ 45.01
TDS Special Common Shares	1,739		-0-
Total
TDS Common Shares	2,803,752		888,824
		$ 73.77
TDS Special Common Shares	2,791,617		9,518,815

(1)               This includes the following plans that have been approved by TDS shareholders:

		Number of securities remaining
	Number of securities to be issued	available for future issuance
	upon the exercise of outstanding	(excluding securities reflected in
Plan	options and rights	prior column)
2004 Long-Term Incentive Plan
TDS Common Shares	2,737,657	879,217
TDS Special Common Shares	2,737,657	9,123,936
1994 Long-Term Incentive Plan
TDS Common Shares	52,221	-0-
TDS Special Common Shares	52,221	-0-
2003 Employee Stock Purchase Plan
TDS Common Shares	9,516	-0-
TDS Special Common Shares	-0-	320,000
Compensation Plan for Non-Employee Directors
TDS Common Shares	2,619	-0-
TDS Special Common Shares	-0-	74,879
Total

TDS Common Shares	2,802,013	879,217
TDS Special Common Shares	2,789,878	9,518,815

As a result of the special common stock dividend, all options to purchase Common Shares as of May 13, 2005 under the 2004 and 1994 Long Term Incentive Plan, whether vested or unvested, were adjusted into tandem options. The tandem options provide that upon exercise, the optionee will acquire the number of Common Shares originally subject to the option plus an equal number of Special Common Shares for the original exercise price.

As a result of the special common stock dividend, the 2003 Employee Stock Purchase Plan was amended as of January 1, 2006 to replace the right to purchase TDS Common Shares with the right to purchase TDS Special Common Shares.

As a result of the special common stock dividend, the Compensation Plan for Non-Employee Directors was amended to provide that, for retainers and regularly scheduled meetings of the board during 2005, the common stock issued under such plan continued to consist of Common Shares and that, for retainers and regularly scheduled meetings of the board in 2006 and subsequent years, such common stock shall consist of Special Common Shares.

See Note 19—Dividend Reinvestment, Incentive and Compensation Plans, in the notes to the consolidated financial statements included in our 2005 Annual Report to Shareholders for certain information about these plans, which is incorporated by reference herein.

(2)               This includes the following plans that have not been approved by TDS shareholders:

		Number of securities remaining
	Number of securities to be issued	available for future issuance
	upon the exercise of outstanding	(excluding securities reflected in
Plan	options and rights	prior column)
Quest Plan
TDS Common Shares	-0-	9,607
TDS Special Common Shares	-0-	-0-
Chorus Stock Incentive Plan
TDS Common Shares	1,739	-0-
TDS Special Common Shares	1,739	-0-
Total
TDS Common Shares	1,739	9,607
TDS Special Common Shares	1,739	-0-

As a result of the special common stock dividend, all options to purchase Common Shares as of May 13, 2005 under the Chorus Stock Incentive Plan, whether vested or unvested, were adjusted into tandem options. The tandem options provide that upon exercise, the optionee will acquire the number of Common Shares originally subject to the option plus an equal number of Special Common Shares for the original exercise price.

The material terms of the Compensation Plan for Non-Employee Directors are set forth above under “Compensation of Directors” and are incorporated by reference herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On May 31, 2006 TDS had outstanding and entitled to vote 51,431,735 Common Shares, par value $.01 per share (excluding 5,070,834 Common Shares held by TDS and 484,012 Common Shares held by a subsidiary of TDS); 57,782,076 Special Common Shares, par value $.01 per share (excluding 5,104,832 Special Common shares held by TDS and 484,012 Special Common Shares held by a subsidiary of TDS); 6,446,079 Series A Common Shares, par value $.01 per share; and 38,627 Preferred Shares, par value $.01 per share.

Each of the outstanding Common Shares and Preferred Shares is entitled to one vote and each of the outstanding Series A Common Shares is entitled to ten votes. Accordingly, the voting power of all outstanding Series A Common Shares was 64,460,790 votes. The total voting power of all outstanding shares of all classes of capital stock was 115,931,152 votes at May 31, 2006 with respect to matters other than the election of directors.

Each of the outstanding Special Common Shares is entitled to one vote per share in the election of 25 percent of the directors plus one director (or four of the twelve present directors). Other than as required by law, holders of Special Common Shares do not have any right to vote on any matters except in the election of certain directors, as described above.

Security Ownership of Management

The following table sets forth as of May 31, 2006, or the latest practicable date, the number of Common Shares, Special Common Shares and Series A Common Shares beneficially owned, and the percentage of the outstanding shares of each such class so owned by each director and nominee for director of TDS, by each of the executive officers named in the Summary Compensation Table and by all directors and executive officers as a group.

		Amount and		Percent of
		Nature of	Percent of	Shares of	Percent of
Name of Individual or Number of	Title of Class	Beneficial	Class or	Common	Voting
Persons in Group	or Series	Ownership(1)	Series	Stock	Power(2)
LeRoy T. Carlson, Jr., Walter C.D. Carlson, Letitia G. Carlson, M.D. and Prudence E. Carlson(3)	Special Common Shares	6,073,410	10.5%	5.3%	—
	Series A Common Shares	6,085,696	94.4%	5.3%	52.5%
LeRoy T. Carlson(4)(10)	Common Shares	290,666	*	*	*
	Special Common Shares	342,701	*	*	—
	Series A Common Shares	53,055	*	*	*
LeRoy T. Carlson, Jr.(5)(10)	Common Shares	589,986	1.1%	*	*
	Special Common Shares	604,287	1.0%	*	—
	Series A Common Shares	17,908	*	*	*
Walter C.D. Carlson(6)	Common Shares	5,826	*	*	*
	Special Common Shares	5,118	*	*	—
	Series A Common Shares	879	*	*	*
Letitia G. Carlson, M.D.(7)	Common Shares	2,109	*	*	*
	Special Common Shares	2,546	*	*	—
	Series A Common Shares	949	*	*	*
Sandra L. Helton(10)	Common Shares	224,994	*	*	*
	Special Common Shares	224,995	*	*	—
James Barr III(10)	Common Shares	104,348	*	*	*
	Special Common Shares	104,122	*	*	—
Donald C. Nebergall(9)	Common Shares	3,302	*	*	*
	Special Common Shares	3,783	*	*	—
	Series A Common Shares	1,052	*	*	*
Herbert S. Wander	Common Shares	3,159	*	*	*
	Special Common Shares	2,497	*	*	—
George W. Off	Common Shares	4,391	*	*	*
	Special Common Shares	3,667	*	*	—
Martin L. Solomon	Common Shares	3,794	*	*	*
	Special Common Shares	2,863	*	*	—

		Amount and		Percent of
		Nature of	Percent of	Shares of	Percent of
Name of Individual or Number of	Title of Class	Beneficial	Class or	Common	Voting
Persons in Group	or Series	Ownership(1)	Series	Stock	Power(2)
Christopher D. O’Leary	Common Shares	—	—	—	—
	Special Common Shares	—	—	—	—
Mitchell H. Saranow	Common Shares	1,926	*	*	*
	Special Common Shares	1,356	*	*	—
John E. Rooney	Common Shares	1,812	*	*	*
	Special Common Shares	1,304	*	*	—
Scott H. Williamson(10)	Common Shares	92,912	*	*	*
	Special Common Shares	92,912	*	*	—
All directors, director nominees and executive officers as a group (18 persons)(8)(10)	Common Shares	1,491,331	2.9%	1.3%	1.3%
	Special Common Shares	7,635,131	13.2%	6.6%	—
	Series A Common Shares	6,165,039	95.6%	5.3%	53.2%

*                      Less than 1%

(1)               The nature of beneficial ownership for shares in this column is sole voting and investment power, except as otherwise set forth in these footnotes.

(2)               Represents the percent of voting power in matters other than the election of directors.

(3)               The shares listed are held by the persons named as trustees under a voting trust which expires June 30, 2035, created to facilitate long-standing relationships among the trust certificate holders. Under the terms of the voting trust, the trustees hold and vote the TDS Special Common and Series A Common Shares held in the trust. If the voting trust were terminated, the following individuals, directly or indirectly, would each be deemed to own beneficially more than 5% of the outstanding TDS Series A Common Shares: LeRoy T. Carlson, Jr., Catherine Mouly (wife of LeRoy T. Carlson, Jr.), Walter C.D. Carlson, Prudence E. Carlson, Richard Beckett (husband of Prudence E. Carlson), and Letitia G. Carlson, M.D.

(4)               Includes 52,694 Special Common Shares and 53,055 Series A Common Shares held by Mr. Carlson’s wife. Mr. Carlson disclaims beneficial ownership of such shares. Does not include 29,147 Special Common Shares and 32,945 Series A Common Shares held for the benefit of LeRoy T. Carlson or 187,554 Special Common and 188,623 Series A Common Shares held for the benefit of Mr. Carlson’s wife (an aggregate of 216,701 Special Common Shares and 221,568 Series A Common Shares, or 3.4% of class) in the voting trust described in footnote (3). Beneficial ownership is disclaimed as to Series A Common Shares held for the benefit of his wife.

(5)               Includes 1,156 Common Shares, 6,434 Special Common Shares and 5,275 Series A Common Shares held by Mr. Carlson’s wife outside the voting trust. Does not include 1,811,787 Special Common Shares (3.1% of class) held in the voting trust described in footnote (3), of which 173,065 shares are held for the benefit of LeRoy T. Carlson, Jr. and 1,545,851 shares are held by family partnerships, of which Mr. Carlson is a general partner. Beneficial ownership is disclaimed with respect to an aggregate of 92,871 Special Common Shares held for the benefit of his wife, his children and others in such voting trust.

Does not include 1,816,776 Series A Common Shares (28.2% of class) held in the voting trust described in footnote (3), of which 174,954 shares are held for the benefit of LeRoy T. Carlson, Jr. and 1,548,987 shares are held by family partnerships, of which Mr. Carlson is a general partner. Beneficial ownership is disclaimed with respect to an aggregate of 92,835 Series A Common Shares held for the benefit of his wife, his children and others in such voting trust.

(6)               Does not include 1,891,795 Special Common Shares (3.3% of class) held in the voting trust described in footnote (3), of which shares 1,093,813 are held for the benefit of Walter C.D. Carlson and 683,158 shares are held by a family partnership, of which Mr. Carlson is a general partner. Beneficial ownership is disclaimed with respect to an aggregate of 114,824 Special Common Shares held for the benefit of his wife and children in such voting trust.

Does not include 1,897,945 Series A Common Shares (29.4% of class) held in the voting trust described in footnote (3), of which shares 1,096,867 are held for the benefit of Walter C.D. Carlson and 686,295 shares are held by a family partnership, of which Mr. Carlson is a general partner. Beneficial ownership is disclaimed with respect to an aggregate of 114,783  Series A Common Shares held for the benefit of his wife and children in such voting trust.

(7)               Does not include 1,837,119 Special Common Shares (3.2% of class) held in the voting trust described in footnote (3), of which shares 1,056,351 are held for the benefit of Letitia G. Carlson, M.D. and 683,158 shares are held by a family partnership, of which Dr. Carlson is a general partner. Beneficial ownerships is disclaimed with respect to an aggregate of  97,610 Special Common Shares held for the benefit of his wife and children in such voting trust.

Does not include 1,840,820 Series A Common Shares (28.6% of class) held in the voting trust described in footnote (3), of which 1,056,348 shares are held for the benefit of Letitia G. Carlson, M.D. and 686,295 shares are held by a family partnership, of which Dr. Carlson is a general partner. Beneficial ownership is disclaimed with respect to an aggregate of 98,177 Series A Common Shares held for the benefit of her husband and children in such voting trust.

(8)               Includes shares as to which voting and/or investment power is shared, and/or shares held by spouse and/or children.

(9)               Does not include 441,556 Special Common (0.8% of class) and 441,386 Series A Common Shares (6.8% of class) held as trustee under trusts for the benefit of the heirs of LeRoy T. and Margaret D. Carlson, or 287 Special Common Shares or 287 Series A Common Shares held for the benefit of Donald C. Nebergall, which are included in the voting trust described in footnote (3).

(10)  Includes the following number of tandem Common Shares and Special Common Shares that may be purchased pursuant to stock options and/or stock appreciation rights which are currently exercisable or exercisable on May 31, 2006 or within 60 days thereof: LeRoy T. Carlson, 255,413 shares; LeRoy T. Carlson, Jr., 565,269 shares; Sandra L. Helton, 224,763 shares; James Barr III, 98,583 shares; Scott H. Williamson, 91,548 shares; all other executive officers, 143,089 shares; and all directors and executive officers as a group 1,378,655 shares.

Security Ownership by Certain Beneficial Owners

In addition to persons listed in the preceding table and the footnotes thereto, the following table sets forth as of May 31, 2006 or the latest practicable date, information regarding each person who is known to TDS to own beneficially more than 5% of any class of voting securities of TDS, based on publicly available information and TDS’s stock records as of such date. The nature of beneficial ownership in this table is sole voting and investment power except as otherwise set forth in footnotes thereto.

				Percent of
		Shares of Class		Shares of	Percent of
		or Series	Percent of	Common	Voting
Shareholder’s Name and Address	Title of Class or Series	Owned	Class	Stock	Power(1)
Southeastern Asset
Management, Inc.(2)(3)
6410 Poplar Ave., Suite 900
Memphis, TN 38119	Common Shares	4,744,900	9.2%	4.1%	4.1%
	Special Common Shares	17,293,537	29.9%	15.0%	—

Capital Research and
Management Company(4)(5)
333 South Hope Street
Los Angeles, CA 90071	Common Shares	6,704,200	13.0%	5.8%	5.8%
	Special Common Shares	7,074,200	12.2%	6.1%	—

Gabelli Funds, LLC(6)(7)
One Corporate Center
Rye, New York 10580	Common Shares	4,321,781	8.4%	3.7%	3.7%
	Special Common Shares	3,466,470	6.0%	3.0%	—

Wallace R. Weitz & Company(8)
1125 South 103rd Street,
Suite 600 Omaha,
Nebraska 68124-6008	Common Shares	2,446,300	4.8%	2.1%	2.1%
	Special Common Shares	3,811,000	6.6%	3.3%	—

Bennet Miller
Lafayette, Indiana 47905(9)	Preferred Shares	30,000	77.7%	N/A	*

*                      Less than 1%

(1)               Represents voting power in matters other than election of directors.

(2)               Based on a Schedule 13D (Amendment No. 10) filed with the SEC, Southeastern Asset Management reports that it has sole power to vote or direct the vote of 2,690,300 Common Shares and shared power to vote 1,530,800 Common Shares. Southeastern Asset Management reports that it has sole power to dispose or to direct the disposition of 3,208,100  Common Shares and shared power to dispose or direct the disposition of 1,530,800 Common Shares, and no power of disposition with respect to 6,000 Common Shares.

(3)               Based on a Schedule 13D (Amendment No. 8) filed with the SEC, Southeastern Asset Management reports that it has sole power to vote or direct the vote of 9,108,000 Special Common Shares and shared power to vote 5,666,200 Special Common Shares. Southeastern Asset Management reports that it has sole power to dispose or to direct the disposition of 11,621,337 Special Common Shares and shared power to dispose or direct the disposition of 5,666,200 Special Common Shares, and no power of disposition with respect to 6,000 Common Shares.

(4)               Based on a Schedule 13G (Amendment No. 2) filed with the SEC on February 10, 2006. In such Schedule 13G, Capital Research and Management Company reports no sole or shared voting power and reports sole power to dispose or to direct the disposition of 6,704,200 Common Shares.

(5)               Based on a Schedule 13G (Amendment No. 1) filed with the SEC on February 10, 2006. In such Schedule 13G, Capital Research and Management Company reports no sole or shared voting power and reports sole power to dispose or to direct the disposition of 7,074,200 Special Common Shares.

(6)               Based upon a Schedule 13D (Amendment No. 11) filed with the SEC. Includes Common Shares held by the following affiliates: GAMCO Investors, Inc.—2,705,502 Common Shares; Gabelli Funds, LLC—1,608,779 Common Shares; Gabelli Group Capital Partners, Inc.—4,000 Common Shares; Mario J. Gabelli—2,500 Common Shares; and Gabelli Securities, Inc.—1,000 Common Shares. In such Schedule 13D, such group reports sole or shared investment authority over 4,321,781 Common Shares and has reported sole voting power with respect to 4,117,781 Common Shares.

(7)               Based upon a Schedule 13D (Amendment No. 1) filed with the SEC. Includes Special Common Shares held by the following affiliates: GAMCO Investors, Inc.— 2,132,170 Special Common Shares; Gabelli Funds, LLC—1,299,800 Special Common Shares; GGCP, Inc.—4,000 Special Common Shares; Mario J. Gabelli—2,500 Special Common Shares; and Gabelli Securities, Inc.—28,000 Special Common Shares. In such Schedule 13D, such group reports sole or shared investment authority over 3,466,470 Common Shares and has reported sole voting power with respect to 3,301,470 Common Shares.

(8)               Based on the most recent Schedule 13G (Amendment No. 4) filed with the SEC, Wallace R. Weitz & Company reports that it has sole or shared power to vote or direct the vote of 3,780,200 Special Common Shares and sole or shared power to dispose or to direct the disposition of 3,811,000 Special Common Shares.

(9)               Represents Series TT Preferred Shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder require TDS’s directors and officers, and persons who are deemed to own more than ten percent of the Common Shares, to file certain reports with the SEC with respect to their beneficial ownership of Common Shares. The reporting persons are also required to furnish TDS with copies of all such reports they file.

Based on a review of copies of such reports furnished to TDS by the reporting persons and written representations by directors and officers of TDS, TDS believes that all filing requirements under Section 16 of the Securities Exchange Act applicable to the reporting persons during and with respect to 2005 were complied with on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

See “Executive Compensation—Compensation Committee Interlocks and Insider Participation.”